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                                                                   Exhibit 10.25

                           CHANGE IN CONTROL AGREEMENT

         AGREEMENT dated as of August 12, 1997 by and between Aspen Technology, Inc., a Massachusetts corporation (the "Company"), and Joseph F. Boston (the "Executive").

         WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and

         WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties with the Company without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined herein);

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, the Company and the Executive hereby agree as follows:

         1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last section hereof.

         2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through June 30, 2002. Thereafter, this Agreement shall be automatically renewed for successive one year terms unless the Company sends written notice of termination to the Executive at least 60 days before the expiration date of this Agreement, which termination will be effective at that expiration date. If a Change in Control shall have occurred during the term of this Agreement, however, this Agreement shall continue in effect for a period of three years beyond the last day of the month in which the Change in Control occurred. Notwithstanding the foregoing provisions of this Section 2, this Agreement shall terminate, unless earlier terminated in accordance with this Agreement, (i) one year after the Executive is notified in accordance with
Section 9 hereof that the Compensation Committee, upon recommendation of the Company's chief executive officer, has voted to terminate this Agreement or (ii) if earlier, immediately after the Executive is notified in accordance with
Section 9 hereof that the Compensation Committee has determined that the Executive's level of responsibility (other than reporting responsibility) has substantially changed from the Executive's current level of responsibility,
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in either case only if the notification occurs prior to a Potential Change in
Control that results in a Change in Control.

         3. Payments After Change in Control.

         3.1 If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

         3.2 Subject to Section 3.3, the Company shall pay to the Executive the payments described in this Section 3.2 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Section 3.1, unless such termination is (i) by the Company for Cause, (ii) by reason of death, (iii) by the Executive without Good Reason, or
(iv) after the Executive shall have attained age 70. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefits otherwise payable to the Executive under any then existing broad-based employee severance plan, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three times the sum of (x) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control and (y) the higher of the average of the annual bonuses paid to the Executive for the three years (or the number of years employed, if less) immediately preceding the occurrence of the event or circumstance upon which the Notice of Termination is based or the Change in Control. In lieu of any further life, disability, accident and health insurance benefits otherwise due to the Executive, the Company shall pay to the Executive a lump sum amount, in cash, equal to the cost to the Company (as determined by the Company in good faith with reference to its most recent actual experience) of providing such benefits, to the extent that the Executive is eligible to receive such benefits immediately prior to the Notice of Termination, for a period of three years commencing on the Date of Termination.

         3.3 The payments provided for in Section 3.2 shall be made not later than the fifth day following the Date of Termination.

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         3.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any benefit or right provided by this Agreement, payable within five business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         4. Certain Additional Payments by the Company.

         4.1 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (all such payments and benefits, including the Severance Payments, the "Total Payments") is determined to be subject (in whole or part) to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the Total Payments. Notwithstanding the foregoing provisions of this Section 4.1, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt thereof would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Total Payments shall be reduced to the Reduced Amount.

         4.2 All determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive.

         5. Termination Procedures.

         5.1 Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with
Section 8. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the
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affirmative vote of not less than three-quarters of the entire membership of the
Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause.

         5.2 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company otherwise than for Cause, shall not be less than thirty days and, in the case of a termination by the Executive, shall not be less than fifteen days nor more than sixty days, respectively, from the date such Notice of Termination is given).

         6. No Mitigation. If the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3. Further, the amount of any payment or benefit provided for in Section 3 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         7. Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason), by reason of death or Retirement; or (iv) the termination by the Company of the Executive's employment for any reason.

         8. Successors; Binding Agreement.

         8.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the
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Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         8.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's representatives.

         9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                           To the Company:
                           Aspen Technology, Inc.
                           Ten Canal Park
                           Cambridge, MA  02141

                           Attention:  General Counsel

                           To the Executive:
                           Joseph F. Boston
                           19 Battle Flagg Road
                           Bedford, MA  01730

         10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or
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discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. Except as expressly provided herein, no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and this Agreement shall be an instrument under seal. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

         11. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator' s award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         12. Definitions. For purposes of this Agreement, the following terms shall have the-meanings indicated below:

                           "Beneficial owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

                           "Board" shall mean the Board of Directors of the Company.

                           "Cause" for termination by the Company of the Executive's employment, after any Change in Control, shall mean (i) the willful and continued failure by the Executive to
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         substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily or otherwise. No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                  A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (a) Continuing Directors constitute two-thirds or
                  less of the membership of the Board, whether as the result of a proxy contest or for any other reason or reasons; or

                           (b) Any Person is or becomes the Beneficial owner,
                  directly or indirectly, of securities of the Company representing twenty-five percent or more of the combined voting power of the Company's then outstanding voting securities; or

                           (c) There is a change in control of the Company of a
                  nature that would be required to be reported on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirement, including without limitation any merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty-one percent or more of the combined voting power of the voting securities (entitled to vote generally for the
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                  election of directors) of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and which would result in those persons who are Continuing Directors immediately prior to such merger or consolidation constituting more than two-thirds of the membership of the Board or the board of such surviving or parent entity immediately after, or subsequently at any time as contemplated by or as a result of, such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no Person acquired twenty-five percent or more of the combined voting power of the Company's then outstanding securities; or

                           (d) the stockholders of the Company approve a plan of
                  complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Company" shall mean Aspen Technology, Inc. and any successor to its business and/or assets which assumes or agrees to perform this Agreement, by operation of law or otherwise.

         "Compensation Committee" shall mean the Compensation and Nominating Committee of the Board.

         "Continuing Director" shall mean any director (i) who has continuously been a member of the Board since not later than the date of a Potential Change in Control or (ii) who is a successor of a director described in clause (i), if such successor (and any intervening successor) shall have been recommended or elected to succeed a Continuing Director by a majority of the then Continuing Directors.

         "Date of Termination" shall have the meaning stated in Section 5.2 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Excise Tax" shall mean the tax imposed by Section 4999 of the Code.

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         "Executive" shall mean the individual named in the first paragraph of this Agreement.

         "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts or failures to act by the Company unless, in the case of any act or failure to act described in paragraph (a),
(e), (f) or (g) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof or, in the case of paragraph (c) below, such act is not objected to in writing by the Executive within four months after notification by the Company to the Executive of the Company's intention to take the action contemplated by such paragraph (c):

                           (a) the assignment to the Executive of any duties
                  inconsistent with the Executive's status as a senior executive officer of the Company or a meaningful alteration, adverse to the Executive, in the nature or status of the Executive's responsibilities (other than reporting responsibilities) from those in effect immediately prior to the Change in Control;

                           (b) a reduction by the Company in the Executive's
                  annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

                           (c) the Company's requiring the Executive to be based
                  anywhere other than the Boston Metropolitan Area (or, if different, the metropolitan area in which the Company's principal executive offices are located immediately prior to the Change in Control) except for required travel on the Company business to an extent substantially consistent with the Executive's present business travel obligations;

                           (d) the failure by the Company, without the
                  Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within fourteen days of the date such compensation is due;

                           (e) the failure by the Company to continue in effect
                  any compensation plan in which the Executive participates
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                  immediately prior to the Change in Control which is material to the Executive's total compensation, or the failure by the Company to continue the Executive's participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;

                           (f) the failure by the Company to continue to provide
                  the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company' s pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

                           (g) any purported termination of the Executive's
                  employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.1.

         "Notice of Termination" shall have the meaning stated in Section
5.1.

         "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d). thereof; however, a Person shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to a registered offering of such securities in accordance with an agreement with the Company, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

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                           (a) the Company enters into an agreement, the
                  consummation of which would result in the occurrence of a Change in Control;

                           (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                           (c) any Person becomes the Beneficial Owner, directly
                  or indirectly, of securities of the Company representing fifteen percent or more of the combined voting power of the Company's then outstanding securities (entitled to vote generally for the election of directors); or

                           (d) the Board adopts a resolution to the effect that,
                  for purposes of this Agreement, a Potential Change in Control has occurred.

         "Severance Payments" shall mean those payments described in Section 3.2 hereof.

         "Total Payments" shall mean those payments described in Section 4 hereof.

         IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement on the date first written above.




                                            ASPEN TECHNOLOGY, INC.




                                            By:
                                               ---------------------------------





                                               ---------------------------------
                                                      Joseph F. Boston